SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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GMX RESOURCES INC.

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GMX RESOURCES INC.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(405) 600-0711
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 29, 2012
TO THE SHAREHOLDERS OF GMX RESOURCES INC.:
A Special Meeting of Shareholders of GMX RESOURCES INC. (referred to herein as the “Company” or “GMX”), will be held on November 29, 2012, at 10:00 a.m. local time at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, for the following purposes:

1.
To grant the Board of Directors the discretionary authority to amend the Company's certificate of incorporation to effect a reverse stock split (the “Reverse Split Proposal”) of the Company's common stock (the “Common Stock”) ; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to the shareholders, unless required by applicable law or the bylaws of the Company.
Shareholders of record of Common Stock at the close of business on October 22, 2012, are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, for ten days before the meeting.
All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.
BY ORDER OF THE BOARD OF DIRECTORS
James A. Merrill, Secretary

Oklahoma City, Oklahoma
October , 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 29, 2012
This proxy statement, this notice of special meeting and a form of proxy are all available free of charge on our website at
http://gmxresources.com/pdf's/october2012proxy.pdf

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, a New York Stock Exchange (“NYSE”) rule may dictate the manner in which your vote in the Reverse Split Proposal will be handled at the special meeting. Shareholders who hold shares of our Common Stock through a broker, bank or other financial institution receive proxy materials before each shareholder meeting.
With respect to the Reverse Split Proposal to grant the Board of Directors discretionary authority to effect a reverse stock split (proxy proposal no. 1), we have been informed a broker or nominee who holds shares for a beneficial owner will have discretionary authority under and subject to NYSE rules to vote those shares even without instructions from the beneficial owner. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock is required for approval of the Reverse Split Proposal.
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you should follow the instructions provided by your bank, broker or nominee when voting shares held in street name. If your broker, trustee or nominee has not enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares, or how to revoke a prior vote, you should contact your broker, trustee or nominee in order to obtain these instructions.
Voting your shares is important to ensure that you have a say in the governance of the Company. Please review the proxy materials and follow the instructions on the proxy to vote your shares.
If you have any questions about this NYSE rule or the proxy voting process in general, please contact the broker, bank or financial institution where you hold your shares. The SEC also has a web site (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.

GMX RESOURCES INC.
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(405) 600-0711
PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS

To Be Held on November 29, 2012
The following information is furnished in connection with the Special Meeting of Shareholders (the “Special Meeting”) of GMX RESOURCES INC., an Oklahoma corporation (“GMX” or the “Company”), to be held on November 29, 2012, at 10:00 a.m. local time at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114. This proxy statement and the enclosed proxy will be mailed on or about October , 2012 to holders of record of shares of our common stock, par value $0.001 per share (“Common Stock”) as of the record date.
The record date and time for determining shareholders entitled to vote at the Special Meeting have been fixed at the close of business on October 22, 2012. As of the record date, the Company had outstanding shares of Common Stock. Each shareholder of record on the record date holding shares of Common Stock is entitled to one vote per share.
The enclosed proxy for the Special Meeting is being solicited by the Company's board of directors (the “Board”). The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons representing beneficial owners for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.
Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of the Company at the Company's principal corporate office, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, or it may be revoked by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

PROPOSAL NO. 1:
APPROVAL OF GRANT TO THE BOARD OF DIRECTORS THE DISCRETIONARY AUTHORITY TO EFFECT A REVERSE STOCK SPLIT TO THE COMPANY'S COMMON STOCK
We are seeking shareholder approval to grant the Board discretionary authority to amend the Company's Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our Common Stock, par value $0.001 per share, such split to combine a whole number of outstanding shares of our Common Stock in a range of not less than five (5) shares and not more than thirteen (13) shares, into one share of Common Stock at any time prior to January 31, 2013 (the “Reverse Split Proposal”).
The amendments will not change the number of authorized shares of Common Stock, Preferred Stock, including our Series B Preferred Stock, or the relative voting power of our shareholders. Because the number of authorized shares will not be reduced, the number of authorized but unissued shares of our Common Stock will materially increase and will be available for reissuance by the Company. The reverse stock split, if effected, would affect all of our holders of Common Stock uniformly.
The Board unanimously approved, and recommended seeking shareholder approval of this Reverse Split Proposal, on October 9, 2012.
Even if the shareholders approve the Reverse Split Proposal, we reserve the right not to effect any reverse stock split if the Board does not deem it to be in the best interests of our shareholders. The Board believes that granting this discretion provides the Board with maximum flexibility to act in the best interests of our shareholders. If this Reverse Split Proposal is approved by the shareholders, the Board will have the authority, in its sole discretion, without further action by the shareholders, to effect a reverse stock split.
The Board's decision as to whether and when to effect the reverse stock split will be based on a number of factors, including prevailing market conditions, existing and expected trading prices for our Common Stock, actual or forecasted results of operations, and the likely effect of such results on the market price of our Common Stock.
Following a reverse stock split, the number of our outstanding shares of Common Stock will be significantly reduced. A reverse stock split will also affect our outstanding stock options and shares of Common Stock issued under the Company's Amended and Restated 2008 Long-Term Incentive Plan (the “LTIP”) and the Company's 2000 Stock Option Plan (the “Option Plan”), as well as (i) the number of shares of Common Stock available for purchase under the Rights Agreement, dated as of May 17, 2005, by and between GMX Resources Inc. and UMB Bank, N.A., as rights agent, as amended (the “Rights Plan”) and (ii) the number of shares of Common Stock issuable upon conversion of our outstanding 5.00% Convertible Senior Notes due February 2013 and 4.50% Convertible Senior Notes due May 2015 (collectively, the “Convertible Notes”). Under these plans, the number of shares of Common Stock deliverable upon exercise or grant must be appropriately adjusted and appropriate adjustments must be made to the purchase price per share to reflect the reverse stock split.
The reverse stock split is not being proposed in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our shareholders.
There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure the reverse stock split will produce or maintain the desired results (for more information on the risks see the section below entitled “Certain Risks Associated with a Reverse Stock Split”). However, our Board believes that the benefits to the Company and our shareholders outweigh the risks and recommends that you vote in favor of granting the Board the discretionary authority to effect a reverse stock split.
Reasons for the Reverse Stock Split
The primary purpose for effecting the reverse stock split, should the Board of Directors choose to effect one, would be to increase the per share price of our Common Stock. The Board of Directors believes that, should the appropriate circumstances arise, effecting the reverse stock split would, among other things, help us to:

•	Meet certain continued listing requirements of the New York Stock Exchange;

•	Appeal to a broader range of investors to generate greater investor interest in the Company; and

•	Improve the perception of our Common Stock as an investment security.

Meet Continued NYSE Listing Requirements - Our Common Stock is listed on the NYSE (GMXR). On June 20, 2012, the NYSE provided notice to the Company that the decline in the share price of the Company's common stock has caused it to be out of compliance with one of the NYSE's continued listing standards. Section 802.01C of the NYSE Listed Company Manual requires the average closing price of a listed company's common stock to be at least $1.00 per share over a consecutive 30 trading-day period to comply with the NYSE continued listing standards. As required by the NYSE rules, the Company will notify the NYSE, within 10 business days of receipt of the non-compliance notice, of its intent to return to compliance with the NYSE continued listing standard.
Under the NYSE's rules, in order to get back in compliance with the listing standard, both the Company's closing share price on the last day of any calendar month and the average closing share price (over a consecutive 30-trading day period ending on the last day of that month) must exceed $1.00 within six months following receipt of the non-compliance notice. Notwithstanding the foregoing, if the Company determines to remedy the non-compliance by taking action that will require shareholder approval, such as the reverse stock split, the NYSE will continue to list the Company's common stock pending shareholder approval by no later than its next annual meeting, and the implementation of such action promptly thereafter. The Company will be back in compliance with its listing standard if the share price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.
Improve the Perception of Our Common Stock as an Investment Security - We believe that the overall economic environment in which we and other natural gas exploration and production (“E&P”) companies are currently operating has been a significant contributing factor in the decline in the price of our Common Stock. Our Board of Directors unanimously approved the discretionary authority to effect a reverse stock split as one potential means of increasing the share price of our Common Stock to improve the perception of our Common Stock as a viable investment security. Lower-priced stocks have a perception in the investment community as being risky and speculative, which may negatively impact not only the price of our Common Stock, but also our market liquidity. As an independent E&P company, we believe that we may be particularly sensitive to this type of negative public perception and, if this Reverse Split Proposal is approved, our Board of Directors would have the ability to increase our per share price if it determines that it is undermining our current or future prospects.
Appeal to a Broader Range of Investors to Generate Greater Investor Interest in the Company - An increase in our stock price may make our Common Stock more attractive to investors. Brokerage firms may be reluctant to recommend lower-priced securities to their clients, particularly lower-priced securities of E&P companies. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our Common Stock. Investment funds may also be reluctant to invest in lower-priced stocks. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Giving the Board of Directors the ability to effect a reverse stock split, and thereby increase the price of our Common Stock, would give the Board the ability to address these issues if it is deemed necessary.
Certain Risks Associated with a Reverse Stock Split
Even if a reverse stock split is effected, some or all of the expected benefits discussed above may not be realized or maintained. The market price of our Common Stock will continue to be based, in part, on our performance and other factors unrelated to the number of shares outstanding.
The reverse stock split will reduce the number of outstanding shares of our Common Stock without reducing the number of shares of available but unissued Common Stock, which will also have the effect of increasing the number of authorized but unissued shares. The issuance of additional shares of our Common Stock may have a dilutive effect on the ownership of existing shareholders.
The current economic environment in which we operate, the substantial debt we carry and other risks which affect our ability to operate as a going concern, along with otherwise volatile equity market conditions, could limit our ability to raise new equity capital in the future.
Principal Effects of a Reverse Stock Split
If our shareholders approve this Reverse Split Proposal and the Board of Directors elects to effect a reverse stock split, our issued and outstanding shares of Common Stock would decrease at a rate of approximately one share of Common Stock for every five (5) shares of Common Stock currently outstanding. The reverse stock split would be effected simultaneously for all of our Common Stock, and the exchange ratio would be the same for all shares of Common Stock. The reverse stock split would affect all of our shareholders uniformly and would not affect any shareholder's percentage ownership interests in the Company, except to the extent that it results in a shareholder receiving cash in lieu of fractional shares. The reverse stock split would not affect the relative voting or other rights that accompany the shares of our Common Stock, except to the extent that it results in a shareholder receiving cash in lieu of fractional shares. Common Stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect our securities law reporting and disclosure obligations, and we would continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have no current plans to take the Company private. Accordingly, a reverse stock split is not related to a strategy to do so.
In addition to the change in the number of shares of Common Stock outstanding, a reverse stock split would have the following effects:
Increase the Per Share Price of our Common Stock - By effectively condensing a number of pre-split shares into one share of Common Stock, the per share price of a post-split share is generally greater than the per share price of a pre-split share. The amount of the initial increase in per share price and the duration of such increase, however, is uncertain. If appropriate circumstances exist, the Board may utilize the reverse stock split as part of its plan to maintain the required minimum per share price of the Common Stock under the NYSE listing standards noted above.
Increase in the Number of Shares of Common Stock Available for Future Issuance - By reducing the number of shares outstanding without reducing the number of shares of available but unissued Common Stock, a reverse stock split will increase the number of authorized but unissued shares. The Board believes the increase is appropriate for use to fund the maturity of the Company's outstanding 2013 Notes and future operations of the Company. Although the Company does not have any pending acquisitions for which shares are expected to be used, the Company may also use authorized shares in connection with the financing of future acquisitions.
The following table contains approximate information relating to our common stock, based on share information as of October 8, 2012:

	Current	After Reverse Split if 1:5 Ratio is Selected	After Reverse Split if 1:13 Ratio is Selected
Authorized Common Stock	250,000,000	250,000,000	250,000,000
Common Stock issued and outstanding	82,662,130	16,532,426	6,358,625
Common Stock issuable upon exercise of outstanding stock options and settlement of stock unit awards	443,583	88,717	34,122
Common Stock reserved for issuance for future grants under LTIP	183,930	36,786	14,148
Common Stock available for issuance upon conversion of 5.00% Convertible Senior Notes due February 2013	833,200	166,640	64,092
Common Stock available for issuance upon conversion of 4.50% Convertible Senior Notes due May 2015	2,575,787	515,157	198,137
Common Stock authorized but unissued and unreserved/unallocated	163,301,370	232,660,274	243,330,875
Common Stock issuable under Rights Plan	82,662,130	16,532,426	6,358,625
Although a reverse stock split would not have any dilutive effect on our shareholders, a reverse stock split without a reduction in the number of shares authorized for issuance would reduce the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance, giving our Board an effective increase in the authorized shares available for issuance, in its discretion. Our Board from time to time may deem it to be in the best interests of the Company and our shareholders to enter into transactions and other ventures that may include the issuance of shares of our Common Stock. If our Board authorizes the issuance of additional shares subsequent to the reverse stock split described above, the dilution to the ownership interest of our existing shareholders may be greater than would occur had the reverse stock split not been effected. Many stock issuances not involving equity compensation do not require shareholder approval, and our Board generally seeks approval of our shareholders in connection with a proposed issuance only if required at that time.

Require Adjustment to Currently Outstanding Securities Exercisable or Convertible into Shares of our Common Stock - A reverse stock split would effect a reduction in the number of shares of Common Stock issuable upon the exercise or conversion of our outstanding stock options and Convertible Notes in proportion to the reverse stock split ratio. Additionally, the exercise price of outstanding options and conversion price of our Convertible Notes would increase, likewise in proportion to the reverse stock split ratio.
Require Adjustment to the Number of Shares of Common Stock Available for Future Issuance Under our LTIP - In connection with any reverse split, our Board would also make a corresponding reduction in the number of shares available for future issuance under the foregoing plan so as to avoid the effect of increasing the number of authorized but unissued shares available for future issuance under such plans.
Require Adjustments to Number of Shares of Common Stock Available for Future Issuance under our Option Plan - In connection with any reverse split, our Board would also make a corresponding reduction in the number of shares available with respect to options granted under our Option Plan so as to avoid the effect of increasing the value of options previously granted. The Option Plan was terminated on October 30, 2010, and no options will be granted pursuant to the Option Plan except with respect to awards already outstanding.
Require Adjustments to the Number of Rights Issued and Issuable under our Rights Plan - In connection with any reverse split, the rights issued and issuable under our Rights Plan would be reduced by a corresponding amount so as to avoid increasing the number of rights associated with each share of Common Stock.
In addition, a reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock, which may be more difficult to sell and may cause those holders to incur greater brokerage commissions and other costs upon sale.
Authorized Shares of Common Stock
The Reverse Stock Split Proposal will not change the number of authorized shares of Common Stock but will increase the number of authorized shares available for future issuance for corporate needs such as equity financing, retirement of outstanding indebtedness, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company and its shareholders. The Board believes the increase in available shares for future issuance is appropriate to fund the future operations of the Company and to address the upcoming maturity of the Company's 5% convertible notes due in February 2013 Notes (2013 Notes). It will also provide the Company with greater flexibility to respond quickly to advantageous business opportunities However, we may from time to time explore opportunities to make acquisitions through the use of stock. As a result, the Company's current number of authorized shares of Common Stock may enable the Company to better meet its future business needs.
We believe that the current amount of authorized Common Stock will make a sufficient number of shares available, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The current capital will provide the Board with the ability to issue additional shares of stock without further vote of the shareholders of the Company, except as provided under Oklahoma corporate law or under the rules of any national securities exchange on which shares of stock of the Company are then listed.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the Reverse Split Proposal is approved by our shareholders, our Board, in its sole discretion, will determine whether such an action is in the best interests of the Company and our shareholders, taking into consideration the factors discussed above. If our Board believes that a reverse stock split is in our best interests and the best interest of our shareholders, our Board will then implement the reverse stock split.
We would then file a certificate of amendment to our Certificate of Incorporation with the Secretary of the State of Oklahoma at such time as our Board of Directors had determined as the appropriate effective time for the reverse stock split to effect the reverse split. The certificate of amendment would add a new provision providing that holders of our Common Stock immediately prior to the filing of the amendment will receive one share of Common Stock for each number of shares selected by the Board. A copy of the proposed amendment is attached to this proxy statement as Appendix A and is considered a part of this proxy statement. Upon the filing of the certificate of amendment, and without any further action on the part of the Company or our shareholders, the issued shares of Common Stock held by shareholders of record as of the effective date of the reverse stock split would be converted into a lesser number of shares of Common Stock calculated in accordance with the reverse stock split ratio of not less than one-for-five (1:5) or not more than one-for-thirteen (1:13), as selected by our Board and set forth in the certificate of amendment.

For example, if a shareholder presently holds 100 shares of our Common Stock, he or she would hold 20 shares of Common Stock following a one-for-five reverse stock split, or 7 shares of Common Stock following a one-for-thirteen reverse stock split, in each case with an additional amount of cash in lieu of fractional shares as described below under “-Fractional Shares.” Beginning on the effective date of the split, each certificate representing pre-split shares would be deemed for all corporate purposes to evidence ownership of post-split shares.
As soon as practicable after the effective date of the reverse stock split, shareholders would be notified that the reverse stock split had been effected.
Effect on Beneficial Holders (i.e., Shareholders Who Hold in “Street Name”)
Upon the reverse stock split, we intend to treat Common Stock held by shareholders in “street name,” through a bank, broker or other nominee, in the same manner as shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their customers holding Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold shares of Common Stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.
Effect on Registered “Book-Entry” Holders (i.e., Shareholders That are Registered on the Transfer Agent's Books and Records but do not Hold Certificates)
Some of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Computershare. These shareholders do not have stock certificates evidencing their ownership of Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a shareholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or fractional shares, if applicable. If a shareholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the shareholder's address of record indicating the number of shares (including fractional shares) of Common Stock held following the reverse stock split.
Effect on Certificated Shares
Upon the reverse stock split our transfer agent will act as our exchange agent and assist holders of Common Stock in implementing the exchange of their certificates.
Commencing on the effective date of a reverse stock split, shareholders holding shares in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a shareholder should surrender his or her certificates representing Common Stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole post-reverse stock split Common Stock, as applicable (“New Certificates”). No New Certificates will be issued to a shareholder until that shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange Old Certificates. The letter of transmittal will contain instructions on how you may obtain New Certificates if your Old Certificates have been lost. If you have lost your certificates, you will have to pay any surety premium and the service fee required by our transfer agent.
Until surrendered, we will deem outstanding Old Certificates held by shareholders to be canceled and only to represent the number of whole shares to which these shareholders are entitled.
Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of shares, will automatically be exchanged for New Certificates.
Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so by the transfer agent. Shortly after the reverse stock split the transfer agent will provide registered shareholders with instructions and a letter of transmittal for converting Old Certificates into New Certificates. Shareholders are encouraged to promptly surrender Old Certificates to the transfer agent (acting as exchange agent in connection with the reverse stock split) in order to avoid having shares become subject to escheat laws.
Fractional Shares
No fractional shares will be issued in connection with the reverse stock split. Shareholders of record who otherwise would be entitled to receive fractional shares will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one share to which such shareholder would otherwise be entitled multiplied by the product of: (i) the average of the closing prices of our common stock on the New York Stock Exchange or other principal market of our common stock, as applicable, for the five consecutive trading days immediately preceding the effective date of the reverse stock split and (ii) the reverse split factor chosen by the Board. Except for the right to receive the cash payment in lieu of fractional shares, shareholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.
Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders may reside, where we are domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
 Accounting Matters
     The par value of our Common Stock would remain unchanged at $0.001 per share, if a reverse stock split is effected.
     The Company's shareholders' equity in its consolidated balance sheet would not change in total. However, the Company's stated capital (i.e., $0.001 par value times the number of shares issued and outstanding), would be proportionately reduced based on the reduction in shares of Common Stock outstanding. Additional paid in capital would be increased by an equal amount, which would result in no overall change to the balance of shareholders' equity.
     Additionally, net income or loss per share for all periods would increase proportionately as a result of a reverse stock split since there would be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of a reverse stock split.
     A reduction in stated capital will, under Oklahoma law, create a corresponding increase in paid-in surplus (i.e., the excess of net assets over stated capital), and the Company may make distributions, such as the payment of dividends, up to the amount of its surplus provided that the distribution does not cause it to become insolvent, and subject to the limitations of its debt financing agreements.
 Potential Anti-Takeover Effect
     Even though a potential reverse stock split would result in an increased proportion of unissued authorized shares to issued shares, which could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board or contemplating a tender offer or other transaction for the combination of us with another company), the Reverse Split Proposal is not being proposed in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our Board and our shareholders.
 No Appraisal Rights
     Our shareholders are not entitled to appraisal rights with respect to a reverse stock split, and we will not independently provide shareholders with any such right.
 Federal Income Tax Consequences of a Reverse Stock Split
     The following discussion is a summary of certain U.S. federal income tax consequences of the reverse stock split to the Company and to shareholders that hold shares of Common Stock as capital assets for U.S. federal income tax purposes. This discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated under the Code, and U.S. administrative rulings and court decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, and differing interpretations. Changes in these authorities may cause the U.S. federal income tax consequences of the reverse stock split to vary substantially from the consequences summarized below.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to shareholders in light of their particular circumstances or to shareholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non−U.S. persons for U.S. federal income tax purposes, certain former citizens or long−term residents of the United States, insurance companies, tax−exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are partnerships or other pass−through entities for U.S. federal income tax purposes, persons whose functional currency is not the U.S. dollar, traders that mark−to−market their securities, persons subject to the alternative minimum tax, persons who hold their shares of Common Stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired their shares of Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation. If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner thereof will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of the Company's common stock, you should consult your tax advisor regarding the tax consequences of the reverse stock split.
The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the federal income tax consequences of the reverse stock split. The state and local tax consequences of the reverse split may vary as to each shareholder, depending on the jurisdiction in which such shareholder resides. This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse stock split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual federal, state, local and foreign tax consequences.
Tax Consequences to the Company. We believe that the reverse stock split will constitute a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the reverse stock split. In addition, we do not expect the reverse stock split to affect our ability to utilize our net operating loss carryforwards.
Tax Consequences to Shareholders. Shareholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the reverse stock split, except to the extent of any cash received in lieu of a fractional share of Common Stock (which fractional share will be treated as received and then exchanged for cash). Each shareholder's aggregate tax basis in the Common Stock received in the reverse stock split, including any fractional share treated as received and then exchanged for cash, should equal the shareholder's aggregate tax basis in the Common Stock exchanged in the reverse stock split. In addition, each shareholder's holding period for the Common Stock it receives in the reverse stock split should include the shareholder's holding period for the Common Stock exchanged in the reverse stock split.
In general, a shareholder who receives cash in lieu of a fractional share of Common Stock pursuant to the reverse stock split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the reverse stock split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis allocable to the fractional share. Any capital gain or loss will generally be long−term capital gain or loss if the shareholder's holding period in the fractional share is greater than one year as of the effective date of the reverse stock split. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain shareholders who own more than a minimal amount of common stock (generally more than 1%) or who exercise some control over the affairs of the Company. Shareholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.
 Interests of Directors and Executive Officers
     Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this Reverse Split Proposal except to the extent of their ownership of shares of our Common Stock.
 Reservation of Right to Abandon Reverse Stock Split
     We reserve the right to abandon a reverse stock split without further action by our shareholders at any time before the effectiveness of the filing with the Secretary of the State of Oklahoma of the certificate of amendment to our Certificate of Incorporation, even if the authority to effect a reverse stock split has been approved by our shareholders at the Special Meeting. By voting in favor of a reverse stock split, you are expressly also authorizing the Board to delay, not to proceed with, and abandon, a reverse stock split if it should so decide, in its sole discretion, that such action is in the best interests of the shareholders.
 Vote Required
     The holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person, represented by proxy or by means of remote communication, shall constitute a quorum for all purposes at the Special Meeting.
The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock is required for approval of the Reverse Split Proposal.
Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers’f discretionary authority is limited by stock exchange rules will be treated as represented at the Special Meeting only as to such matter or matters voted by the proxies.

Recommendation of the Board of Directors
The Board recommends a vote FOR Proposal 1 to grant the Board the discretionary authority to effect a reverse stock split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of each class of our equity securities as of October , 2012, by (i) each of our directors; (ii) each of our named executive officers, and (iii) all of our directors and executive officers as a group. As of October 8, 2012, there were outstanding 82,662,130 shares of Common Stock and 3,176,734 shares of our 9.25% Series B Cumulative Preferred Stock (“Series B Cumulative Preferred Stock”). Except as otherwise listed below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

Beneficial Owner	Title of Class	Number of Shares	Percent of Total
Ken L. Kenworthy, Jr.(1)	Common Stock	898,609	1%
Ken L. Kenworthy, Sr.(2)	Common Stock	759,893	1%
Michael J. Rohleder(3)	Common Stock	240,303	*
	Series B Cumulative Preferred Stock	7,700	*
James A. Merrill(4)	Common Stock	264,401	*
Gary D. Jackson(5)	Common Stock	153,694	*
T. J. Boismier(6)	Common Stock	63,369	*
Steven Craig(7)	Common Stock	66,369	*
Jon W. “Tucker” McHugh(8)	Common Stock	75,869	*
Michael G. Cook(9)	Common Stock	60,484	*
Thomas G. Casso(10)	Common Stock	92,928	*
Harry C. Stahel, Jr. (11)	Common Stock	82,889	*
David J. Lucke	Common Stock	60,920
All executive officers and directors as a group (12 persons)	Common Stock	2,819,728	3%
	Series B Cumulative Preferred Stock	7,700	*
 * Less than 1%

(1)
Shares owned by Mr. Ken Kenworthy, Jr. exclude 436,912 shares owned by his wife, Mrs. Karen Kenworthy, as to which he disclaims beneficial ownership, include 44,711 shares Mr. Kenworthy, Jr. has the right to acquire on exercise of options exercisable within 60 days and include 131,048 shares held in his child's trust.

(2)
Shares owned by Mr. Ken Kenworthy, Sr. include 64,092 shares held in trust for the benefit of his children and 51,399 shares Mr. Kenworthy, Sr. has the right to acquire on exercise of options exercisable within 60 days.

(3)	Includes 28,308 shares Mr. Rohleder has the right to acquire on exercise of options exercisable within 60 days.

(4)	Includes 62,936 shares Mr. Merrill has the right to acquire on exercise of options exercisable within 60 days.

(5)	Includes 47,704 shares Mr. Jackson has the right to acquire on exercise of options exercisable within 60 days.

(6)	Includes 23,199 shares Mr. Boismier has the right to acquire on exercise of options exercisable within 60 days.

(7)	Includes 28,199 shares Mr. Craig has the right to acquire on exercise of options exercisable within 60 days.

(8)	Includes 20,699 shares Mr. McHugh has the right to acquire on exercise of options exercisable within 60 days.

(9)	Includes 699 shares Mr. Cook has the right to acquire on exercise of options exercisable within 60 days. Also includes 125 shares held by the IRA account of Mr. Cook's spouse.
(10)  Includes 699 shares Mr. Casso has the right to acquire on exercise of options exercisable within 60 days.
(11)  Includes 1,574 shares Mr. Stahel has the right to acquire on exercise of options exercisable within 60 days.
Of our 82,622,130 shares outstanding as of October 8, 2012, we are not aware of any person known to beneficially own more than 5% of our outstanding Common Stock as of the latest date such persons have filed reports of beneficial ownership with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company requires that any situation, transaction or relationship that gives rise to an actual or potential conflict of interest for our executive officers must be disclosed to the Board in writing. The Company may permit the conflicted transaction only if full disclosure is made and the Company's interests are fully protected. The Company considers conflicted transactions to consist of any transaction in which the executive (1) causes the Company to engage in business transactions with relatives or friends or companies controlled or owned by our executives; (2) uses nonpublic Company or other information for personal gain by the executive, his relatives or his friends (including securities transactions based on such information); (3) has more than a nominal financial interest in any entity with which the Company does business or competes; (4) receives a loan, or guarantee of obligations, from the Company or a third party as a result of his position at the Company; (5) competes, or prepares to compete, with the Company while still employed by the Company; or (6) has a financial interest or potential for gain in any transaction with the Company (other than Company approved compensation arrangements). In 2011 and 2012, there have been no such transactions.
The preceding policy and examples of conflicted transactions are provided in the Company's written Code of Business Conduct and Ethics, which is available on the Company's website at www.gmxresources.com.

VOTING PROCEDURES
As described above, voting at the Special Meeting will consist of the following:

•	The Reverse Split Proposal will be approved if holders of Common Stock representing a majority of the outstanding shares of our Common Stock vote in favor of the proposal; and

•
All other matters properly brought before the Special Meeting will be approved if the holders of a majority of shares of Common Stock voted at the Special Meeting vote in favor of the proposal, unless otherwise required by law.

Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Special Meeting only as to such matter or matters voted by the proxies.
As to any other business that may properly come before the Special Meeting, shares represented by proxies will be voted, to the extent permitted by law, in accordance with the recommendations of the Board, although the Company does not presently know of any such other business.

PROPOSALS OF SHAREHOLDERS
Each year the Board submits its nominations for election of directors at the Annual Meeting of Shareholders. The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our bylaws. Under our bylaws, a notice of intent of a shareholder to bring any matter before the annual meeting shall be made in writing and generally must be received by our Secretary not more than 150 days and not less than 90 days prior to the first anniversary of the preceding year's annual meeting. Every such notice by a shareholder shall set forth: (a) the name and address of the shareholder who intends to bring up any matter and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the number of shares and class of the Company's securities owned beneficially and of record by such shareholder and beneficial owner, information about any direct or indirect opportunity of such shareholder and beneficial owner to profit from any increase or decrease in the value of the Company's securities, and any other information relating to such shareholder and beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitation of proxies relating to the proposal and/or the election of directors in a contested election, as applicable, pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (b) a representation that the shareholder is a registered holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice; (c) with respect to notice of an intent to make a nomination, a description of all understandings among the shareholder and each nominee and any other person (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (d) with respect to notice of an intent to make a nomination, such other information regarding each nominee proposed by the shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by our Board; and (e) with respect to notice of an intent to bring up any other matter, a description of the matter, and any material interest of the shareholder in the matter. For more detailed instructions relating to any such notice, shareholders are encouraged to refer to Section 1.11 of our Amended and Restated Bylaws, which are available at no charge from the Company as set forth below under “Annual Report” or by reference to Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2009. Notice of intent to make a nomination shall be accompanied by the written consent of each nominee to serve as one of our directors, if elected. All shareholder proposals should be sent to our Secretary at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114.
A shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 and intended to be included in our proxy statement relating to the 2013 Annual Meeting must be received no later than December 13, 2012. To be considered for presentation at the 2013 Annual Meeting, although not included in the proxy statement for such meeting, a proposal must be received within the time period set forth in our bylaws as described above. In addition, the proxy solicited by the Board for the 2013 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2013 Annual Meeting unless we are provided with notice of such proposal no later than 90 days prior to the date of the 2013 annual meeting.

OTHER MATTERS
As of the date of this proxy statement, the Company does not know of any other matters to be presented for action at the Special Meeting other than those listed in the Notice of Meeting and referred to herein. Additional business may properly be brought before the Special Meeting by or at the direction of the Board.

Appendix A
AMENDED CERTIFICATE OF INCORPORATION
OF
GMX RESOURCES INC.
The undersigned officers of GMX RESOURCES INC., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect an amendment to the Corporation's Certificate of Incorporation as reflected in the amended and restated Article Fourth as set forth below:
FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000) shares, divided into two hundred fifty million (250,000,000) shares of Common Stock of the par value of one tenth of one cent ($.001) per share and ten million (10,000,000) shares of Preferred Stock of the par value of one tenth of one cent ($.001) per share.
As of 5:00 p.m. (Oklahoma City local time) on _____, 20__ (the “Effective Time”), each ______ (the “Reverse Split Factor”) shares of Common Stock issued and outstanding at such time shall be combined into one (1) share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $.001 per share. No fractional shares will be issued in connection with the Reverse Stock Split. Each shareholder of record who otherwise would be entitled to receive fractional shares, will be entitled to an amount in cash (without interest or deduction) equal to the fraction of one whole share to which such shareholder would otherwise be entitled multiplied by the product of: (y) the average of the closing prices of the Common Stock on the New York Stock Exchange or other principal market of the Common Stock, as applicable, for the five consecutive trading days immediately before the Effective Time and (z) the Reverse Split Factor. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional interests as described above.
The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.
The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
(1) The number of shares constituting that series and the distinctive designation of that series;
(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date and the relative rights of priority, if any, of payment of dividends on shares of that series;
(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(5) Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption rates;
(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(8) Any other relative rights, preferences and limitations of that series.

A-1

The undersigned officers certify that the foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.
IN WITNESS WHEREOF, the undersigned officers have executed this Amended Certificate of Incorporation this ____ day of ______, 201__.

GMX RESOURCES INC.
by:
Ken L. Kenworthy, Jr., Chairman of the
Board of Directors and Chief Executive Officer

ATTEST:

James A. Merrill, Secretary

GMX RESOURCES INC.

IMPORTANT SPECIAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Special Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposal — The Board of Directors recommends that a vote FOR Proposal 1.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 1 4 6 2 2 3 2 +

01J29B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GMX RESOURCES INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
9400 North Broadway, Suite 600
Oklahoma City, Oklahoma 73114
(405) 600-0711

James A. Merrill and Teresa Jacobs, or either of them, as proxies ("Proxies") each with the power of substitution, are hereby authorized to represent and vote all of the shares of Common Stock of GMX RESOURCES INC. held of record by the undersigned on the record date, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders to be held on November 29, 2012, or at any postponement or adjournment thereof.

The Proxies will vote the shares represented by this proxy as directed on the reverse side by the undersigned. If no such directions are indicated, the Proxies are authorized, and will, to the extent permitted by law, vote FOR Proposal 1.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)